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                               AMENDMENT NO. 1 TO
             HARDWARE DEVELOPER AGREEMENT - PALMPILOT MODEM CASING


This Amendment No. 1 to Hardware Developer Agreement - PalmPilot Modem Casing (the "Amendment") is entered into as of the date last executed below by and between Palm Computing, Inc., a subsidiary of 3Com Corporation (collectively, "3Com"), and World Cyberlinks ("Developer").


                                    RECITALS



     A. 3Com and Developer previously entered into that certain Hardware Developer Agreement - PalmPilot Modem Casing dated April 7, 1998 (the "Agreement"). Capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

     B. The parties wish to amend the Agreement to permit Developer to develop and manufacture cradles for 3Com's Palm III products using certain 3Com technical information.


                                   AGREEMENT

     The parties agree as follows:

     1. "Drawings" shall mean the Palm III Rear Housing Model View to be provided by 3Com after the execution of the Amendment. The Drawings will be provided by 3Com in electronic form, with filenames "Rocky_rear.zip" and "Rocky_rear_housing3.IGS". The Drawings shall be deemed accepted by Developer upon receipt.

     2. Subject to the terms and conditions of the Agreement as amended by this Amendment, 3Com hereby grants to Developer a limited, non-exclusive, non-transferable, fully-paid license to use the Drawings internally at Developer's address set forth in the Agreement solely for the purpose of developing and manufacturing cradles for 3Com's Palm III products. Except as explicitly set forth in the preceding sentence, no rights to the Drawings are granted, including without limitation any right to sublicense or otherwise distribute the Drawings.

     3. The Drawings shall be deemed to be Modem Technology and 3Com's Confidential Information for purposes of the Agreement and this Amendment.

     4. Section 9.6 (Notices) of the Agreement is amended to change the addresses to which notices to 3Com are to be sent as follows:

                 Palm Computing, Inc.,
                 a subsidiary of 3Com Corporation
                 1565 Charleston Road
                 Mountain View, CA 94043
                 Attn: Developer Relations
                 (fax#) (650) 968-9791

with a copy to:  General Counsel
                 3Com Corporation
                 5400 Bayfront Plaza
                 Santa Clara, CA 95052
                 (fax#) (408) 326-6434

     5. Except as explicitly set forth in this Amendment, the Agreement shall remain in full force and effect, unmodified in any way.



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     IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives effective as of the date last executed below.


DEVELOPER                                  PALM COMPUTING, INC.,
                                           A SUBSIDIARY OF 3COM CORPORATION

By:                                        By:
   -----------------------------              -----------------------------

Print Name:                                Print Name:
           ---------------------                      ---------------------

Print Title:                               Print Title:
            --------------------                       --------------------

Date:                                      Date:
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